Exhibit 99.1
N E W S  R E L E A S E
Atmel Postpones Second Quarter Earnings Release
Company Announces Independent Investigation of Stock Options
San Jose, CA, July 25, 2006 . . . Atmel® Corporation (Nasdaq: ATML), announced today that it has postponed its second quarter 2006 earnings announcement and conference call previously scheduled for July 25, 2006. The Company also announced that the Audit Committee of the Company’s Board of Directors has initiated an independent investigation regarding timing of past stock option grants and other potentially related issues. The Audit Committee is being assisted by independent legal counsel and independent accounting consultants. The Audit Committee will make every effort to complete its investigation as soon as practicable. The Company will not announce its second-quarter results or file its quarterly report on Form 10-Q for the quarter ended June 30, 2006 until after the completion of the investigation. The Company does not expect the investigation to be completed prior to the due date for the Company’s second-quarter 10-Q, August 9, 2006, or the extended due date of August 14, 2006. Atmel executives will refrain from commenting further until the independent investigation is concluded.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®. For further information on Atmel Corporation, go to www.atmel.com.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600